EXHIBIT 99.2

AMENDED AND RESTATED VotING AGREEMENT

This Amended and Restated Voting Agreement (this “Agreement”) is made and entered into as of  April 29, 2020 (the “Effective Date”), by and among Walter F. Ulloa (“Mr. Ulloa”), The Seros Ulloa Family Trust of 1996 (the “Seros Ulloa Family Trust”), The Walter F. Ulloa Irrevocable Trust of 1996 (the “Ulloa Trust”), Paul A. Zevnik (“Mr. Zevnik”), The Paul A. Zevnik Revocable Trust of 2000 (the “Zevnik 2000 Trust”) and The Paul A. Zevnik Irrevocable Trust (the “Zevnik 1996 Trust”) (each of such parties, a “Stockholder” and together, the “Stockholders”).  For purposes of this Agreement: (i) Mr. Ulloa, the Seros Ulloa Family Trust and the Ulloa Trust are referred to collectively as the “Ulloa Parties”, and (ii) Mr. Zevnik, the Zevnik 2000 Trust and the Zevnik 1996 Trust are referred to collectively as the “Zevnik Parties”.  The parties hereto are sometimes referred to herein as the “Parties”.

RECITALS

A.As of the date hereof, the Stockholders beneficially own in the aggregate all of the issued and outstanding shares of Class B Common Stock, par value $0.0001 per share (“Class B Stock”), of Entravision Communications Corporation, a Delaware corporation (the “Company”), and certain shares of Class A Common Stock, par value $.0001 per share (“Class A Stock”) of the Company.  The Class A Stock and Class B Stock are collectively referred to herein as the “Voting Stock”).

B.The Parties are parties to that certain Voting Agreement dated August 3, 2000, by and among the Stockholders, the Company and Philip C. Wilkinson (the “Prior Agreement”).  Pursuant to the terms of the Prior Agreement, the Prior Agreement terminated with respect to Mr. Wilkinson in February 2015.

C.In order to clarify and confirm their rights and obligations related to the Company’s Voting Stock, the Stockholders hereby desire to amend and restate the Prior Agreement in its entirety.

In consideration of the mutual promises and subject to the terms and conditions herein contained, and other good and valuable consideration, had and received, the receipt and sufficiency of which are hereby acknowledged, the Prior Agreement is hereby amended and restated as follows:

ARTICLE I

VOTING PROVISIONS

Section 1.1Nominations to the Board.  Each Stockholder agrees to take any and all action, in their capacity as a stockholder, as is necessary to nominate each of Mr. Ulloa and Mr. Zevnik as nominees for election to the Board at each and every annual, special, extraordinary or other meeting of stockholders of the Company (or at any adjournment or postponement thereof or pursuant to any consent in lieu of a meeting or otherwise) at which members of the Board are to be elected, subject at all times to the Company’s Constituent Documents and applicable law.  In the event that either Mr. Ulloa or Mr. Zevnik at any time resigns from the Board or declines to be nominated for election or reelection to the Board, and does not notify the other within 15 months that he wishes to be re-nominated, then this Section 1.1 will terminate in its entirety and no longer be of any force or effect.  Each of the Stockholders shall vote all Voting Securities and take any and all other action, in their capacity as a stockholder, as is necessary to effectuate the designation of nominees pursuant to this Section 1.1.

Section 1.2Agreement to Vote.

(a)Election of Directors.  Each Stockholder agrees that, on and after the date hereof, at each annual, special, extraordinary or other meeting of stockholders of the Company (or at any adjournment or postponement thereof or pursuant to any consent in lieu of a meeting or otherwise) at which members of the Board are to be elected or removed, each Stockholder will vote all Voting

Securities beneficially owned by such Stockholder: (i) in favor of the election of each of Mr. Ulloa and Mr. Zevnik to the Board (if nominated for election, including in accordance with Section 1.1), and against any action that would result in or have the effect of removal of either of Mr. Ulloa or Mr. Zevnik from the Board; and (ii) in favor of the election of any other nominee for election to the Board as directed by Mr. Ulloa.

(b)Other Stockholder Votes.  Each Stockholder agrees that any time a matter other than election or removal of directors is submitted to the stockholders of the Company, each Stockholder shall vote all Voting Securities then held by them, whether beneficially or of record, as directed by Mr. Ulloa.

Section 1.3No Conflict.  Each Stockholder shall not enter into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement, grant any proxy, consent or power of attorney or otherwise take any other action, in each case, that would have the effect of impairing, preventing or disabling such Stockholder from complying with the terms of this Agreement.

Section 1.4Transfer Restrictions.  The Stockholders agree that they will not Transfer any Voting Securities to any Affiliate of such Transferring Party unless and until such Affiliate transferee has agreed in writing to be bound by this Agreement by execution of a joinder agreement that complies with the requirements set forth in the definition of Permitted Assign.  Except as set forth in this Section 1.4, this Agreement does not restrict the ability of any Stockholder to Transfer any Voting Securities to any non-Affiliate of such Transferring Party at any time or from time to time, and no such non-Affiliate Transferee (and no Voting Securities Transferred to any non-Affiliate provided that following such Transfer no Stockholder beneficially owns such Voting Securities) will be bound by this Agreement.  Notwithstanding the foregoing, no Stockholder shall take any knowing or intentional action to deprive any other Stockholder of the benefits and protections afforded by this Agreement, including without limitation Transferring any of the Voting Securities to a Person that is not an Affiliate of such Stockholder in order to avoid such Stockholder’s obligations under this Agreement, including with an agreement or understanding that such Voting Securities will be repurchased by such Stockholder or any of its Affiliates free and clear of any restrictions contained in this Agreement or that the Stockholder will retain the economic benefits of the Voting Securities after such Transfer or with an agreement or understanding that such Person will vote such Voting Securities in a manner directed by such Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1Each Stockholder represents and warrants that it has the legal capacity to enter into this Agreement and to carry out their obligations hereunder.  Each Stockholder represents and warrants that the execution and delivery of this Agreement by such Stockholder has been duly authorized by all necessary action and no other proceedings are necessary to authorize this Agreement or any of the transactions contemplated hereby.  Each Stockholder represents and warrants that this Agreement has been duly executed and delivered by such Stockholder, constitutes a valid and binding obligation of each of them and is enforceable against each of them in accordance with its terms.  No Stockholder has entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement or granted any proxy, consent or power of attorney to any Person with respect to the subject matter hereof.

ARTICLE III

DEFINITIONS

Section 3.1The following capitalized terms have the corresponding meanings:

“Affiliate” means, with respect to any Person any other Person (other than the Company or any Subsidiary) that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.  For each Person that is a natural person, the term “Affiliate” will also be deemed to include a spouse, lineal ancestor, lineal descendant, legally adopted child, brother or sister of such Person, or a lineal descendant or legally adopted child of a brother or sister of such Person.

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Constituent Documents” means the Company’s certificate of incorporation, bylaws and other organizational and governing documents and agreements, as each may be amended, supplemented or otherwise modified from time to time.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies or affairs of a Person, whether through ownership of voting securities, by contract or otherwise, as executor, trustee or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Permitted Assign” means a Transferee of shares of Voting Stock that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“Person” means any natural person, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority, or any other organization, irrespective of whether it is a legal entity and includes any successor (by merger or otherwise) of such entity.

“Subsidiary” means any other Person directly or indirectly Controlled by the Company.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee”, “Transferred” and “Transferring”) means any sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift or attempt to create or grant a security interest in any security or interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise.

“Voting Securities” means the Voting Stock (including any securities into which the Voting Stock is exchanged for or converted into, whether pursuant to a split, distribution, reorganization, recapitalization, merger, share exchange, amalgamation or other similar transaction) and any other equity securities that are entitled to vote generally with the Voting Stock (or otherwise) in the election of the members of the Board, in each case that are owned on the date hereof or subsequently acquired by any Stockholder (including any party joined to this Agreement by means of a joinder agreement).

Section 3.2Certain Interpretive Matters.

(a)Unless the context otherwise requires, (i) all references to Sections, Articles or Exhibits are to the Sections, Articles and Exhibits of or to this Agreement; (ii) each term defined in this Agreement has the meaning assigned to it; (iii) words in the singular include the plural and vice versa, (iv) the term “including” means “including without limitation”; (v) to the extent the term “day” or “days” is used, it will mean calendar days; and (vi) the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision.

(b)No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or any provision of this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1Termination.  This Agreement shall terminate: (i) with the written consent of all Stockholders, or (ii) with respect to any particular Stockholder, in the event such Stockholder does not own or hold any shares of Class B Stock.

Section 4.2Amendment, Modification.  This Agreement may be amended or modified, or any provision of this Agreement may be waived, provided that such amendment, modification or waiver is set forth in a writing executed by each of the Stockholders.  In the event of any such waiver of any provision of this Agreement, the remainder of this Agreement shall not be affected.  No course of dealing or course of conduct between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or waive any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

Section 4.3Proxy.  By the execution of this Agreement, all of the Ulloa Parties give their irrevocable proxy to Mr. Ulloa for all Voting Securities so designated; and all of the Zevnik Parties give their irrevocable proxy to Mr. Zevnik for all Voting Securities so designated; subject at all times to the provisions of this Agreement and applicable law. Such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

Section 4.4Legend on Stock Certificates.  To the extent certificated, each Stockholder shall submit to the Company’s transfer agent certificates evidencing the Voting Securities now or hereafter owned by the Stockholders at any time during the term of this Agreement, and shall request the transfer agent to imprint on such certificates (or replacement certificates) a restrictive legend (or in the case of uncertificated Voting Securities or those held in direct registration or book-entry form, a notation or statement on the book-entry account) as follows:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A VOTING AGREEMENT DATED APRIL 29, 2020, A COPY OF WHICH IS ON FILE WITH THE CORPORATION.  THE SHARES ARE SUBJECT TO CERTAIN VOTING RESTRICTIONS.  ANY ACTIONS TAKEN IN CONTRAVENTION TO THAT AGREEMENT SHALL BE NULL AND VOID.

Section 4.5Successors and Assigns; No Third Party Beneficiaries.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and, except as provided in this Agreement, their respective successors and assigns.  This Agreement is not intended to and shall not confer any rights or remedies hereunder upon any person other than the parties hereto, their successors and permitted assigns.

Section 4.6Entire Agreement.  This Agreement sets forth the entire agreement and understanding among the Parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them with respect to the subject matter hereof, including without limitation the Prior Agreement.  This Agreement may not be assigned by any Party without the prior written consent of each of the other Parties.

Section 4.7Severability.  In the event that any provision of this Agreement or the application of any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such illegal, invalid or unenforceable provisions shall be replaced with a legal, valid and enforceable provision that as closely as possible reflects the Parties’ intent with respect thereto, and the remainder of this Agreement shall not be affected.

Section 4.8Notices.  All notices provided for or permitted under this Agreement shall be made in writing and sent by hand delivery, by registered or certified mail with the U.S. Postal Service (with postage prepaid and return receipt requested), or by overnight courier service to the address of a Party set forth on the signatures pages hereto or to such other address as may be given in writing by any Party to the others.  All such notices shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, or (b) the date on which such notice was deposited with the U.S. Postal Service or overnight courier service.

Section 4.9Governing Law.  The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware, without giving effect to principles of conflicts of law thereof and all Parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of the State of Delaware.

Section 4.10Headings and Counterparts.  The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.  This Agreement may be executed in counterparts (including electronically transmitted counterparts), each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

Section 4.11Further Assurances.  Each Party shall cooperate and take such action as may be reasonably requested by another Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated by this Agreement.

Section 4.12Remedies.  If any Party breaches or threatens to commit a breach of its obligations under this Agreement, any Party injured or to be injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The Parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the Parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

Section 4.13Waiver of Jury Trial.  Each of the Parties hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any Party. The Parties each agree that any and all such claims and causes of action shall be tried by a court trial without a jury.  Each of the Parties further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

Section 4.14Consent of Spouse.  If any Stockholder is married and resides in a community property jurisdiction as of the Effective Date, then such Stockholder hereby represents to the other Parties that such Stockholder has delivered to the other Parties on the date hereof a consent of spouse in the form of Exhibit A attached to this Agreement (“Consent of Spouse”), duly executed by such Stockholder’s spouse.  Notwithstanding the execution and delivery thereof, such Consent of Spouse will not be deemed to confer or convey to the spouse any rights in such Stockholder’s Voting Securities that do not otherwise exist by operation of law or by agreement.  If any Stockholder should marry or remarry subsequent to the date hereof married and resides in a community property jurisdiction as of the Effective Date, such Stockholder shall within 30 days thereafter obtain such Stockholder’s new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse.

[SIGNATURES ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

/s/ Walter F. Ulloa
Walter F. Ulloa

/s/ Edith Seros
Edith Seros, Trustee
The Walter F. Ulloa Irrevocable Trust of 1996
U/A/D October 9, 1996

/s/ Walter F. Ulloa
The Seros Ulloa Family Trust of 1996

[Signature Page No. 1 to Amended and Restated Voting Agreement]

/s/ Paul A. Zevnik
Paul A. Zevnik

/s/ Kevin W. Grenham
Kevin W. Grenham, Trustee
The Paul A. Zevnik Irrevocable Trust
U/T/A dated November 2, 1996

/s/ Paul A. Zevnik
Paul A. Zevnik, Trustee
The Paul A. Zevnik Revocable Trust
U/T/A dated August 25, 2000

[Signature Page No. 2 to Amended and Restated Voting Agreement]